UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 30, 2011

FIRST AMERICAN FINANCIAL CORPORATION

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-34580	26-1911571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On August 30, 2011, the Compensation Committee of First American Financial Corporation (the “Company”) authorized the Company to enter into a revised employment agreement with Dennis J. Gilmore, Max O. Valdes, and Kenneth D. DeGiorgio. The revised agreement extends the employment term to December 31, 2014. Under the agreements, Mr. Gilmore will continue to serve as the Company’s chief executive officer; Mr. Valdes will continue to serve as the Company’s chief financial officer and executive vice president; and Mr. DeGiorgio will continue to serve as an executive vice president of the Company. The agreements specify minimum base salaries equal to the current base salaries paid to such individuals, namely $750,000, $450,000 and $550,000 for Messrs. Gilmore, Valdes and DeGiorgio, respectively. Determinations regarding bonus amounts, long term incentive awards and any increases in base salary are at the discretion of the Company’s Compensation Committee or Board of Directors.

The agreements continue to provide that if the Company terminates the executive’s employment without cause, the executive is entitled to an amount representing twice the sum of the executive’s base salary and the second largest of the prior three years’ bonuses. Half of this sum would be paid over the first year following termination in twelve equal monthly installments, and the other half would be paid at the end of this one-year period. The executive’s receipt of these amounts would be contingent on the Company’s receipt of a release from the executive as well as the executive’s compliance with certain non-compete, non-solicitation and confidentiality provisions contained within the agreement. In addition, if the executive’s employment is terminated without cause and the executive would otherwise, during the term of the agreement, have reached his “early retirement date” under the Company’s Executive Supplemental Retirement Plan, then the executive’s benefit under the plan will be deemed vested on his early retirement date notwithstanding the termination, provided that the executive’s “final average compensation” used to determine the amount of the benefit would be determined as of his actual termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AMERICAN FINANCIAL CORPORATION

Date: September 2, 2011	By:	/s/ KENNETH D. DEGIORGIO
	Name: Title:	Kenneth D. DeGiorgio Executive Vice President

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